EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)



                                                                          NINE MONTHS
               COMPUTATION OF PRIMARY                                        ENDED
             EARNINGS (LOSS) PER SHARE:                               SEPTEMBER 30, 1995
             --------------------------                               ------------------

Net Income (Loss) Applicable to Common Shareholders                  $           37,337
                                                                     ==================

Weighted Average of Primary Shares:
     Common Stock                                                                43,770
     Assumed Conversion of Options and Warrants                                   2,563
                                                                     ------------------
                                                                                 46,333
                                                                     ==================


Primary Earnings Per Share                                           $             0.81
                                                                     ==================


A calculation for the three and nine month periods ended September 30, 1994 and the three month period ended September 30, 1995 have not been presented since the effect of the options and warrants would be anti-dilutive.

                                       23


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